Exhibit 10.1

INTERIM EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of June 1, 2018 (the "Effective Date"), by and between HAYNES INTERNATIONAL, INC., a Delaware corporation (the "Company"), and MICHAEL L. SHOR ("Executive").

In consideration of the mutual covenants and understandings hereinafter set forth, the parties agree as follows:

1. Employment.  Executive shall render his services as Interim President and Chief Executive Officer at the direction of the Company's Board of Directors at the offices of the Company in Kokomo, Indiana or at such other location or locations as may be mutually agreed upon by and between the Company and the Executive from time to time.  Executive agrees to devote his full business time and attention to the rendering of his services hereunder and to use his best efforts to promote and further the business, reputation and good name of the Company.  Executive also agrees to fully and faithfully comply with all lawful instructions, directions, requests, rules, regulations, policies and principles made or issued from time to time by the Company.  It is mutually understood that unless otherwise agreed by the parties, Executive's employment as President and Chief Executive Officer is on an interim basis, and that during the Term of this Agreement the Company will be conducting a search for the President and Chief Executive Officer position, and Executive shall provide substantive assistance in that process.

2. Term and Termination.  This Agreement will automatically terminate upon the election by the Company's Board of Directors of a successor to the position of President and Chief Executive Officer, if not earlier terminated pursuant to the terms of this Agreement.  This Agreement may be extended by the mutual agreement of the parties.  This Agreement will automatically terminate in the event of Executive's death or Disability (as defined in the Company's 2016 Equity Incentive Plan (the "Plan")).  The parties acknowledge and agree that Executive shall be employed by the Company on an "at-will" basis.  The parties understand and agree that Executive may be removed as an officer and terminated from employment by the Board of Directors or may resign from employment, in either case with or without cause.  Executive agrees to provide at least 30 days' written notice of his intention to resign before such resignation will becomes effective.  Termination of this Agreement shall constitute termination of employment and termination of employment shall constitute termination of this Agreement.  References in this Agreement to either termination of the Agreement or termination of employment shall encompass both.

3. Compensation and Benefits. As full and complete compensation for Executive's services, the Company shall pay Executive the compensation and provide the benefits described in this Section.

a. Base Salary.  The Company shall pay Executive a base salary during the period of employment pursuant to this Agreement at an annual rate of $400,000 ("Base Salary").  The Board of Directors may review Executive's Base Salary from time to time and shall have the right, in their sole discretion, to increase such Base Salary.  The term "Base Salary" shall refer to the Base Salary as it may be increased by the Board of Directors

b. Bonus.  Executive shall be eligible to participate in the Company's 2018 Management Incentive Plan ("MIP") subject to the terms and conditions thereof with a target bonus of $250,000 to be earned based on the achievement of the performance objectives previously determined by the Compensation Committee for the Company's 2018 fiscal year; provided that the amount of such bonus paid to Executive shall be pro-rated based on the number of months Executive serves as interim President and Chief Executive Officer; and provided, further, that Executive shall not be eligible for any bonus amount in excess of the pro-rated target bonus, regardless of the performance of the Company or the achievement of the performance metrics under the MIP at a level greater than target.  The bonus, if any, shall be paid in a single sum payment at the same time as the Company pays bonuses under the MIP.

c. Equity Awards.  As of the Effective Date, the Company shall grant the Executive 5,000 shares of restricted stock and a non-qualified stock option to acquire 15,000 shares of the Company’s Common Stock (the "Equity Awards").  The Equity Awards shall be granted pursuant to the Plan.  The shares of restricted stock shall vest on the earliest of (i) the first anniversary of the Effective Date, (ii) the date Executive's successor as President and Chief Executive Officer is appointed by the Company's Board of Directors and (iii) the date of Executive's death or Disability (as defined in the Plan) (such earliest date, the "Vesting Date").  The stock option shall vest and become exercisable on the Vesting Date.  Each Equity Award shall have the additional terms set forth in the award agreement relating to the same.

d.Reimbursement of Expenses.  The Company agrees to reimburse Executive for reasonable business-related expenses incurred in the performance of Executive's duties under this Agreement, in accordance with Company policies and procedures.  Until such time, if ever, that Executive relocates to Kokomo, Indiana, the Company shall reimburse Executive for reasonable travel-related expenses incurred by Executive in commuting to and from Kokomo, Indiana and for expenses incurred by Executive for housing while in Kokomo, Indiana.

e.Benefit Plans and Programs.  To the extent permitted by applicable law and consistent with the applicable plan documents (which shall, in all cases, govern), Executive (and where applicable, his plan-eligible dependents) will be eligible to participate in such benefit plans and programs, insurance arrangements, 401(k) retirement plans, disability, health, and dental plans or arrangements, including any modifications of same, maintained by the Company for the benefit of its employed executives (or for an executive population which includes its employed executives), subject to the eligibility requirements and other terms and conditions of those plans and programs.

f.No Other Compensation.  Executive agrees and understands that he is not entitled to any additional or other compensation or benefits of any kind, except as specifically provided for in this Agreement.

g.Withholding.  The Company shall have the right to, and this Agreement shall operate as written consent to, deduct and withhold from the compensation payable to Executive any amounts required or authorized to be deducted and withheld under: (i) the provisions of any statute, regulation, ordinance, order or any amendment thereto, heretofore or hereafter enacted; or (ii) pursuant to any benefit plan, requiring or authorizing the withholding or deduction from compensation.

4.	Non-Disclosure and Assignment of Intellectual Property.

a. Proprietary Information.  Executive understands that the Company possesses and will possess Proprietary Information which is important to its business.  For purposes of this Agreement, "Proprietary Information" is information (whether conveyed orally or in writing) that has been or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to the Company, which has commercial value in the Company's Business.  Executive understands that his employment creates a relationship of confidence and trust between Executive and the Company with respect to Proprietary Information.  At all times, both during his employment with the Company and after its termination, Executive will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the prior written consent of the Company’s Board of Directors, except as may be necessary and appropriate in the ordinary course of performing his duties to the Company.

b. Company Trade Secret Information.  Executive hereby understands and agrees that Executive will, at all times, conform his conduct to the requirements of the Indiana Trade Secrets Act, I.C. 24-2-3-1, et seq.  Executive will not misappropriate (e.g., use or disclose to any third party) any trade secret of the Company.  Executive recognizes that the penalties for a trade secret violation include disgorgement of profits, payment of royalties, compensatory damages, punitive damages, and attorneys' fees.  Executive understands that upon termination of employment with the Company for any reason, Executive will continue to be prohibited at any time thereafter from misappropriating any trade secret of the Company.

c. Company Materials.  Executive understands that the Company possesses or will possess "Company Materials" which are important to its business.  For purposes of this Agreement, "Company Materials" are documents or other media or tangible items that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company, or its subsidiaries or affiliates, whether such documents have been prepared by Executive or by others.  All Company Materials shall be the sole property of the Company.  Executive agrees that during his employment with the Company, he will not remove any Company Materials from the business premises of the Company or deliver any Company Materials to any person or entity outside the Company, except as Executive is required to do in connection with performing the duties of his employment.  Executive further agrees that, immediately upon the termination of his employment for any reason, or during his employment if so requested by the Company, he will return all Company Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) his personal copies of records relating to his compensation; and (ii) his copy of this Agreement.

d. Intellectual Property.  Executive agrees and understands that all Proprietary Information and all right, title and interest in and to patents, patent rights, copyright rights, mask work rights, trade secret rights, and other intellectual property and proprietary rights anywhere in the world (collectively, "Rights") in connection therewith shall be the sole property of the Company.  Executive hereby assigns to the Company any Rights he may have or may hereafter acquire in such Proprietary Information.  Executive agrees that all Inventions which he makes, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during his employment shall be the sole property of the Company to the maximum extent permitted by law and Executive hereby assigns such Inventions and all Rights therein to the Company, and acknowledges the same as constituting "work for hire."  The Company shall be the sole owner of all Rights in connection therewith.

Executive agrees to perform, during and after his employment, all acts deemed necessary or desirable by the Company to permit and assist it, in evidencing, perfecting, obtaining, maintaining, defending and enforcing Rights and/or his assignment with respect to such Inventions in any and all countries as long as all such acts are truthful, and are done solely at the Company's expense.  Such acts may include, without limitation, execution of documents and assistance or cooperation in legal proceedings.  If such acts are requested after employment, Executive shall be entitled to reasonable compensation for his time and expenses as determined and approved in advance by the Company.  Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as his agents and attorneys-in-fact, with full power of substitution, to act for and on Executive's behalf to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Executive.

Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights" (collectively, "Moral Rights").  To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Executive hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent.  Executive will confirm any such waivers and consents from time to time as requested by the Company.

5.	Non-Solicitation.

a. Agreement Not to Solicit Customers.  Executive shall not, during the Restricted Period, directly or indirectly, contact, solicit or communicate with Company Customers for the purpose of: (i) diverting or influencing or attempting to divert any business of the Company to any Competitor; (ii) providing Competitive Products; or (iii) otherwise interfering in any fashion with the business or operations being conducted by the Company as of the Executive's employment termination date.  Additionally, Executive shall not, during the Restricted Period, directly or indirectly sell or distribute Competitive Products to or accept business for Competitive Products from any Company Customers.  The restrictions set forth in this Section 5.a. narrowly and reasonably apply only to (1)

those Customers to which the Company has provided any services or sold any products at any time in the twelve (12) month period immediately preceding the termination of the Executive's employment with the Company; (2) those Customers with whom the Executive had any direct contact or indirect (through supervisory duties) contact relating to the provision of services or products provided or sold by the Company, at any time in the twelve (12) month period immediately preceding the termination of Executive's employment with the Company; and/or (3) those Customers about which Executive had access to any Confidential Information at any time in the twelve (12) month period immediately preceding the termination of Executive's employment with the Company.

b. Anti-Raiding Agreement.  During the Restricted Period, the Executive shall not, directly or indirectly hire, employ or engage any employee or independent contractor of the Company, or solicit, seek to solicit, induce, bring about, influence, promote, facilitate, or encourage any such employee or independent contractor of the Company to leave the Company to join a Competitor.

c. Extension of Restricted Period for Breach. In the event of a breach of this Agreement by Executive, the Restricted Period shall be extended automatically by the period of the breach.
d. Definitions. As used in this Agreement, the following capitalized terms have the meanings indicated below.

i."Company Products" means (1) products consisting of high-performance nickel-based and cobalt-based alloys for use in high-temperature and corrosion applications; (2) seamless titanium tubing for use in aerospace applications; (3) high-performance alloy wire and welding consumables; and (4) other alloy products offered by the Company to its Customers at the time of the termination of Executive's employment with the Company.

iii."Competitive Products" means (1) products consisting of high-performance nickel-based and cobalt-based alloys for use in high-temperature and corrosion applications; (2) such other alloy products offered by Company to its Customers regarding which products Executive was performing any executive, managerial, supervisory and/or financial services for or on behalf of the Company, at the time of the termination of Executive's employment with the Company; and (3) any other alloy products which are the same or substantially similar to Company Products, are competitive with Company Products and are in the same categories as the Company Products.

iv."Competitor" means any individual or entity engaged in the business (in whole or in part) of developing, manufacturing, distribution or sale of high-performance alloys which shall be included in Company's Business, in any such case that are the same or substantially similar as those offered by the Company to its Customers as of the date on which Executive's employment with the Company terminates.

v."Customer" means any and all persons and entities to whom the Company sold or distributed any products or services, or to whom its products were distributed or sold at any time during the twelve (12) months prior to at the time of the termination of Executive's employment with the Company.

vi."Restricted Period" means the period of time during the term of Executive's employment with the Company and for a period of twelve (12) months immediately following the termination of his employment, regardless of the reason the employment relationship terminates.

e. Modification of Restrictions by Court.  If a court of competent jurisdiction determines that any of the foregoing restrictions are too broad or otherwise unreasonable under applicable law, including with respect to the Restricted Period,  any of the definitions used in Section 5.d. of this Agreement, and/or the scope of any restricted activity, the court is hereby requested and authorized by the parties hereto to revise the foregoing restrictions to include the maximum restrictions allowed under the applicable law, including application of so-called "blue pencil" revisions.  This Agreement shall remain in full force and effect following the termination of the Executive's employment.

f. Enforcement.  The Executive expressly agrees that breach of the restrictions of this Agreement would result in irreparable injuries to the Company, and that the Company's remedies at law for any breach or threat of breach by him of the provisions of this Agreement will be inadequate, and that the Company shall be entitled to seek an injunction or injunctions (including temporary restraining orders,  preliminary and/or permanent injunctions, as the case may be) to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which the Company may be entitled at law or equity.  Company shall also be entitled to recover from Executive all costs, expenses and reasonable attorneys' fees incurred by the Company in seeking enforcement of this Agreement and in collecting damages (if any) for the breach by Executive of this Agreement.  The Company's remedies are cumulative, and the Company shall also be entitled to seek any other relief and remedies available to it under applicable law.  Any claim or cause of action by Executive against the Company shall not constitute a defense to the enforcement of the restrictions and covenants set forth in this Agreement and shall not be used to prohibit the Company from seeking or receiving injunctive relief.  Executive shall also provide a copy of this Agreement, or a complete summary of the restriction of this Agreement, to any person or entity that employs or attempts to employ Executive during the Restricted Period.

g. Reasonable Restrictions.  Executive acknowledges that the restrictions specified herein are reasonable in view of the nature of the business in which Company is engaged, Executive's level of compensation and position of trust and confidence, and Executive's knowledge of the Company's business and operations.  Executive hereby agrees that regardless of the actual date employment commences, this covenant is supported by consideration consisting of continued employment.

h. No Conflict with Obligation to Third Parties. Executive represents that his performance of all the terms of this Agreement will not breach any non-competition agreement or other agreement requiring him to keep in confidence proprietary information acquired by Executive in confidence or in trust prior to his employment with the Company.  Executive has not entered into, and will not enter into, any agreement either written or oral in conflict herewith or in conflict with his employment with the Company.

6. Non-Disparagement.  Executive agrees that at no time after the termination of his employment (for any reason, including resignation) will Executive engage in any conduct or make any statement of a disparaging, derogatory or defamatory nature regarding the Company, its employees, customers, vendors, or Board of Directors.  The Company agrees that at no time after the termination of Executive's employment (for any reason, including his resignation) will Company make any statement of a disparaging, derogatory or defamatory nature regarding the Executive.  The foregoing obligations of the parties under this Section 6 shall not apply to any true statement necessarily made to enforce any legal or contractual right or obligation of one party as against the other, or to defend any claim made against one party by the other that a legal or contractual obligation has been breached.

7. Continuing Cooperation.  Executive agrees that, for a period of thirty (30) calendar days following the termination of his employment for any reason, he will respond in a timely and effective manner to questions or requests for assistance received from the Company with regard to any matters within his knowledge or areas of responsibility during his employment with the Company.  Executive further agrees that, as to any matters currently pending, or which arise relating to his employment with the Company, he will cooperate with the Company and its attorneys in connection with any proceeding involving the Company before a court, an administrative agency, governmental organization, or an arbitrator.

8. Notices.  All notices and other communications required or permitted hereunder shall be in writing (which may include facsimile and email) and shall be deemed to have been duly given when delivered (if by hand delivery, facsimile or email) or when mailed, certified or registered mail, return receipt requested and postage prepaid:  if to the Company, at the address set forth for the Company on the signature page hereof and, if to Executive, at such address as shall be used by the Company for payroll records purposes as on file with the Company, or at such other address as may be expressly specified by the Company or Executive to be used for purposes of this Agreement by way of notice provided in accordance with this Section 8.

9. Applicable Law.   This Agreement is made pursuant to and shall be governed exclusively by and construed exclusively in accordance with the laws of Indiana, notwithstanding the choice of law provisions of the venue where the action is brought, where the violation occurred, or where Executive may be located.  Any action to enforce, challenge or construe the terms or making of this Agreement to recover for its breach shall be litigated exclusively in a state or federal court located in Indianapolis, Indiana, except that Company may elect, at its sole discretion, to litigate the action in the county or state where any breach by Executive occurred or where Executive can be found.  Executive acknowledges and agrees that this jurisdiction, venue and governing law provision is an essential provision of this Agreement and Executive hereby waives any defense of lack of personal jurisdiction, improper venue or forum non conveniens.

10. Entire Agreement; Modification; Consents and Waivers. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.  Except as set forth herein or as modified by a court of competent jurisdiction pursuant to the blue pencil doctrine or otherwise, no other interpretation, change, termination or waiver of or extension of time for performance under any provision of this Agreement shall be binding upon any party unless in writing and signed by the party intended to be bound thereby.  Except as otherwise provided in this Agreement, no waiver of or other failure to exercise any right under or default or extension of time for performance under any provision of this Agreement shall affect the right of any party to exercise any subsequent right under or otherwise enforce said provision or any other provision hereof or to exercise any right or remedy in the event of any other default, whether or not similar.

11. Severability.  If any one or more of the provisions contained in this Agreement shall for any reason, whether by application of existing law or law which may develop after the date of this Agreement, be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the parties hereby jointly agree that the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

12. Assignment; Counterparts.  Executive may not assign this Agreement or any of his rights hereunder without the prior written consent of the Company.  The Company's rights and obligations under this Agreement shall be assigned by the Company to any successor entity, including as incident to the sale, transfer, by merger or otherwise, of all or substantially all of the business or assets of the Company.  In the event of any such assignment by the Company, all rights and obligations of the Company hereunder shall inure to the benefit of the assignee.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

13. Survival. The provisions of Sections 4 through 16 of this Agreement shall survive any expiration or termination of this Agreement and the termination of Executive's employment.

14. Construction of Agreement.  The parties hereby confirm and agree that in interpreting this Agreement, the language should not be strictly construed against either party.  Instead, the language of the Agreement should be interpreted consistent with the ordinary and reasonable meaning of the words used.

[Signatures on Next Page]

EXECUTIVE HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND VOLUNTARILY AGREES TO BE BOUND BY ITS TERMS.  EXECUTIVE HAS HAD ADEQUATE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL OR OTHER ADVISORS BEFORE SIGNING THIS AGREEMENT.  EXECUTIVE SHOULD READ AND INITIAL EVERY PAGE OF THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

HAYNES INTERNATIONAL, INC.

By:	/s/ Janice W. Gunst
Janice W. Gunst
Vice President-General Counsel & Corporate Secretary

Address for notices:

Haynes International, Inc.

1020 West Park Avenue

Kokomo, IN 46904

Attn:  General Counsel

Fax:  (765) 456-6985

Email:  jgunst@haynesintl.com

By:	/s/ Michael L. Shor
Michael L. Shor